Exhibit 99.1

PTGi Board of Directors Authorizes Stock Repurchase Program

MCLEAN, VA – (MARKET WIRE) – August 9, 2011 – Primus Telecommunications Group, Incorporated (PTGi) (NYSE: PTGI), a global facilities-based integrated provider of advanced telecommunications products and services, announced today that its board of directors has authorized a stock repurchase program of up to $15 million of its common stock through August 8, 2013.

Peter D. Aquino, Chairman, President and Chief Executive Officer, stated “We believe that the repurchase of our stock is an appropriate use of our cash, particularly given the stock market’s recent weakness, and that taking this action is in the best interest of our shareholders. We expect to continue to invest in our primary markets, and we remain committed to operating our business to maximize profitability and cash flow and to optimize our asset portfolio. We have sized our stock repurchase program with those objectives in mind.”

Under the stock repurchase program, stock will be repurchased from time to time in open-market and privately negotiated transactions and block trades. There is no guarantee as to the exact number of shares, if any, that PTGi will repurchase. The share repurchase program may be modified, terminated or extended by PTGi at any time without prior notice. PTGi has established a committee consisting of its lead director, chief executive officer and chief financial officer to oversee the administration of the stock repurchase program.

Forward-Looking Statements

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (SEC). All statements, other than statements of historical fact, included herein that address activities, events or developments that PTGi expects, believes or anticipates will or may occur in the future, including anticipated benefits and other aspects of the stock repurchase program, are forward-looking statements. These forward-looking statements are based on the information available to, and the expectations and assumptions deemed reasonable by, PTGi at the time this news release is issued. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially including, among other things, those outlined in our filings with the SEC, including PTGi’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q on file with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of their dates. Except as required by law, PTGi does not intend to update or revise its statements made in this press release, whether as a result of new information, future events or otherwise.

About PTGi

PTGi (Primus Telecommunications Group, Incorporated) is a leading provider of advanced communication solutions, including, traditional and IP voice, data, mobile services, broadband Internet, collocation, hosting, and outsourced managed services to business and residential customers in the United States, Canada, Australia, and Brazil. PTGi is also one of the leading international wholesale service providers to fixed and mobile network operators worldwide. PTGi owns and operates its own global network of next-generation IP soft switches, media gateways, hosted IP/SIP platforms, broadband infrastructure, fiber capacity, and data centers located in Canada, Australia, and Brazil. Founded in 1994, PTGi is headquartered in McLean, Virginia.

Investor Contact:

PTGi

Richard Ramlall, SVP Corporate Development and Chief Communications Officer

703-748-8050

ir@ptgi.com

Lippert/Heilshorn & Assoc., Inc.

Carolyn Capaccio, Vice President

212-838-3777

ccapaccio@lhai.com